Exhibit 10.2

THIRD AMENDED AND RESTATED
PROPERTY MANAGEMENT AND LEASING AGREEMENT

This THIRD AMENDED AND RESTATED PROPERTY MANAGEMENT AND LEASING AGREEMENT (this “Management Agreement”) is made and entered into as of the 31st day of May, 2016, by and among BEHRINGER HARVARD OPPORTUNITY REIT I, INC., a Maryland corporation (“BH OPPORTUNITY REIT”), BEHRINGER HARVARD OPPORTUNITY OP I, LP, a Texas limited partnership (“BH OP”), BEHRINGER HARVARD OPPORTUNITY MANAGEMENT SERVICES, LLC, a Texas limited liability company (“BHOMS” or “Manager”), BEHRINGER HARVARD REAL ESTATE SERVICES, LLC, a Texas limited liability company (“BHRES”), and BEHRINGER HARVARD CORDILLERA, LLC, a Delaware limited liability company, BEHRINGER HARVARD NORTHPOINT LP, a Delaware limited partnership, BEHRINGER HARVARD FRISCO SQUARE LP, a Delaware limited partnership, CHASE PARK PLAZA HOTEL, LLC, a Delaware limited liability company, and WCW MULTIFAMILY HOLDINGS, LLC, a Delaware limited liability company (each, individually, an “SPE” and, collectively, the “SPEs”).  BH OPPORTUNITY REIT, BH OP, BHOMS, and BHRES together with the SPEs shall be called the “Parties.”

WHEREAS, BH OP was organized to acquire, own, operate, lease and manage real estate properties on behalf of BH OPPORTUNITY REIT; and

WHEREAS, Owner (as defined below) intends to continue to retain Manager to manage and coordinate the leasing of certain of the real estate properties owned by Owner under the terms and conditions set forth in this Management Agreement; and

WHEREAS, the parties desire to amend and restate the Second Amended and Restated Property Management and Leasing Agreement dated as of December 29, 2006, as amended by the First  Amendment to the Second Amended and Restated Property Management and Leasing Agreement dated June 23, 2008, in its entirety in accordance with the terms and provisions hereof;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree, as follows:

ARTICLE I

DEFINITIONS

Except as otherwise specified or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Management Agreement, and the definitions of such terms are equally applicable both to the singular and plural forms thereof:

1.1          “Affiliate” means, with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, 10% or more of the outstanding voting securities of such other Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

1.2          “Economic Interest Percentage” means the percentage of capital contributed directly or indirectly to the Joint Venture as compared with the total capital contributed to the Joint Venture by all of the owners of the Joint Venture as the percentage shall be calculated in good faith by the Owner.  Any in-kind contribution shall be considered in the calculation of the Economic Interest Percentage and valued at the fair market value of the contribution on the date of contribution as determined by the Owner.

1.3          “Gross Revenues” means all amounts actually collected as rents or other charges for the use and occupancy of the Properties, but shall exclude interest and other investment income of Owner and proceeds received by Owner for a sale, exchange, condemnation, eminent domain taking, casualty or other disposition of assets of Owner.

1.4          “Improvements” means buildings, structures, equipment from time to time located on the Properties and all parking and common areas located on the Properties.

1.5          “Intellectual Property Rights” means all rights, titles and interests, whether foreign or domestic, in and to any and all trade secrets, confidential information rights, patents, invention rights, copyrights, service marks, trademarks, know-how, or similar intellectual property rights and all applications and rights to apply for such rights, as well as any and all moral rights, rights of privacy, publicity and similar rights and license rights of any type under the laws or regulations of any governmental, regulatory, or judicial authority, foreign or domestic and all renewals and extensions thereof.

1.6          “Joint Venture” means an investment in a legal organization formed to provide for the sharing of the risks and rewards in an enterprise co-owned and operated for mutual benefit by two or more business partners and established to acquire or hold Properties.

1.7          “Lease” means, unless the context otherwise requires, any lease or sublease made by Owner as landlord or by its predecessor.

1.8          “Management Fees” has the meaning set forth in Section 5.1 hereof.

1.9          “Owner” means BH OPPORTUNITY REIT, BH OP and any joint venture, limited liability company or other Affiliate of BH OPPORTUNITY REIT or BH OP that owns, in whole or in part, on behalf of BH OPPORTUNITY REIT, any Properties.

1.10        “Oversight Fee” has the meaning set forth in Section 5.1 hereof.

1.11        “Person” means an individual, corporation, association, business trust, estate, trust, partnership, limited liability company or other legal entity.

1.12        “Properties” means all real estate properties owned by Owner and all tracts as yet unspecified but to be acquired by Owner containing income-producing improvements or on which Owner will construct income-producing improvements.

1.13        “Proprietary Properties” means all modeling algorithms, tools, computer programs, know-how, methodologies, processes, technologies, ideas, concepts, skills, routines, subroutines, operating instructions and other materials and aides used in performing the duties set forth in Article 2 that relate to management advice, services and techniques regarding current and potential Properties, and all modifications, enhancements and derivative works of the foregoing.

1.14        “Texas Tax Code” means the Texas Tax Code as amended by Texas H.B. 3, 79th Leg., 3rd C.S. (2006), and reference to any provision of the Texas Tax Code Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable administrative rules as in effect from time to time.

ARTICLE II

APPOINTMENT AND STATUS OF MANAGER; SERVICES TO BE PERFORMED

2.1          Appointment of Manager.  Owner hereby engages and retains Manager as the manager and as tenant coordinating agent of the Properties, and Manager hereby accepts such appointment on the terms and conditions hereinafter set forth; it being understood that this Management Agreement shall cause Manager to be, at law, Owner’s agent upon the terms contained herein.

2.2          Treatment Under Texas Margin Tax.  For purposes of the Texas margin tax, Manager’s performance of the services specified in this Agreement will cause Manager to conduct part of the active trade or business of Owner, and Manager’s compensation includes both the payment of management fees and the reimbursement of specified costs incurred in Manager’s conduct of the active trade or business of Owner.  Therefore, Owner and Manager intend Manager to be, and shall treat Manager as, a “management company” within the meaning of Section 171.0001(11) of the Texas Tax Code.  Owner and Manager will apply Sections 171.1011(m-1) and 171.1013(f)-(g) of the Texas Tax Code to Owner’s reimbursements paid to Manager pursuant to this Agreement of specified costs and allocable wages and compensation.  Owner and Manager further recognize and intend that as a result of the relationship created by this Agreement, reimbursements paid to Manager pursuant to this Agreement include (i) “flow-through funds” that Manager is mandated by law or fiduciary duty to distribute, within the meaning of Section 171.1011(f) of the Texas Tax Code, and (ii) “flow-through funds” that Manager is mandated by contract to distribute, within the meaning of Section 171.1011(g).  The terms of this Agreement shall be interpreted in a manner consistent with the characterization of the Manager as a “management company” as defined in Section 171.0001(11), and with the characterization of the reimbursements as “flow-through funds” within the meaning of Section 171.1011(f)-(g) of the Texas Tax Code.

2.3          General Duties.  Manager shall devote its best efforts to performing its duties hereunder to manage, operate, maintain and lease the Properties in a diligent, careful and vigilant manner.  The services of Manager are to be of scope and quality not less than those generally performed by professional property managers of other similar properties in the area.  Manager shall make available to Owner the full benefit of the judgment, experience and advice of the members of Manager’s organization and staff with respect to the policies to be pursued by Owner relating to the operation and leasing of the Properties.

2.4          Specific Duties.  Manager’s duties include the following:

(a)           Lease Obligations.  Manager shall perform all duties of the landlord under all Leases insofar as such duties relate to operation, maintenance, and day-to-day management.  Manager shall also provide or cause to be provided, at Owner’s expense, all services normally provided to tenants of like premises, including where applicable and without limitation, gas, electricity or other utilities required to be furnished to tenants under Leases, normal repairs and maintenance, and cleaning, and janitorial service.  Manager shall arrange for and supervise the performance of all installations and improvements in space leased to any tenant that are either expressly required under the terms of the lease of such space or that are customarily provided to tenants.

(b)           Maintenance.  Manager shall cause the Properties to be maintained in the same manner as similar properties in the area.  Manager’s duties and supervision in this respect shall include, without limitation, cleaning of the interior and the exterior of the Improvements and the public common areas on the Properties and the making and supervision of repair, alterations, and decoration of the Improvements, subject to and in strict compliance with this Management Agreement and the Leases.  Construction activities undertaken by Manager, if any, will be limited to activities related to the management, operation, maintenance, and leasing of the Property (e.g., repairs, renovations, and leasehold improvements).

(c)           Leasing Functions.  Manager shall coordinate the leasing of the Properties and shall negotiate and use its best efforts to secure executed Leases from qualified tenants, and to execute same on behalf of Owner, if requested, for available space in the Properties, such Leases to be in form and on terms approved by Owner and Manager, and to bring about complete leasing of the Properties.  Manager shall be responsible for the hiring of all leasing agents, as necessary for the leasing of the Properties, and to otherwise oversee and manage the leasing process on behalf of Owner.

(d)           Notice of Violations.  Manager shall forward to Owner promptly upon receipt all notices of violation or other notices from any governmental authority, and board of fire underwriters or any insurance company, and shall make such recommendations regarding compliance with such notice as shall be appropriate.

(e)           Personnel.  Any personnel hired by Manager to maintain, operate and lease the Property shall be the employees or independent contractors of Manager and not of Owner of such Property, BH OP or BH OPPORTUNITY REIT.  Manager shall use due care in the selection and supervision of such employees or independent contractors.  Manager shall be responsible for the preparation of and shall timely file all payroll tax reports and timely make payments of all withholding and other payroll taxes with respect to each employee.

(f)            Utilities and Supplies.  Manager shall enter into or renew contracts for electricity, gas, steam, landscaping, fuel, oil, maintenance and other services as are customarily furnished or rendered in connection with the operation of similar rental property in the area.

(g)           Expenses.  Manager shall analyze all bills received for services, work and supplies in connection with maintaining and operating the Properties, pay all such bills when due, and, if requested by Owner, pay, when due, utility and water charges, sewer rent and assessments, and any other amount payable in respect to the Properties.  All bills shall be paid by Manager within the time required to obtain discounts, if any. Owner may from time to time request that Manager forward certain bills to Owner promptly after receipt, and Manager shall comply with any such request.  Manager shall pay all bills, assessments, real property taxes, insurance premiums and any other amount payable in respect to the Properties out of the Account (as hereinafter defined).  All expenses shall be billed at net cost (i.e., less all rebates, commissions, discounts and allowances, however designed).

(h)           Monies Collected.  Manager shall timely collect all rent and other monies, in the form of a check or money order, from tenants and any sums otherwise due Owner with respect to the Properties in the ordinary course of business.  Owner authorizes Manager to request, demand, collect and provide receipt for all such rent and other monies and to institute legal proceedings in the name of Owner for the collection thereof and for the dispossession of any tenant in default under its Lease.

(i)            Banking Accommodations.  Manager shall establish and maintain a separate checking account (the “Account”) for funds relating to the Properties.  All monies deposited from time to time in the Account shall be deemed to be trust funds and shall be and remain the property of Owner and shall be withdrawn and disbursed by Manager for the account of Owner only as expressly permitted by this Management Agreement for the purposes of performing the obligations of Manager hereunder.  No monies collected by Manager on Owner’s behalf shall be commingled with funds of Manager.  The Account shall be maintained, and monies shall be deposited therein and withdrawn therefrom, in accordance with the following:

(i)                                     All sums received from rents and other income from the Properties shall be promptly deposited by Manager in the Account.  Manager shall have the right to designate two or more persons who shall be authorized to draw against the Account, but only for purposes authorized by this Management Agreement.

(ii)                                  All sums due to Manager hereunder, whether for compensation, reimbursement for expenditures, or otherwise, as herein provided, shall be a charge against the operating revenues of the Properties and shall be paid and/or withdrawn by Manager from the Account prior to the making of any other disbursements therefrom.

(iii)                               By the 15th day after the end of each month, Manager shall forward to Owner all monies contained in the Account other than a reserve of $5,000 and any other amounts otherwise provided in the budget, which shall remain in the Account.

(j)            Ownership Agreements.  Manager has received copies of (and will be provided with copies of future) Articles of Incorporation, Agreements of Limited Partnership, Joint Venture Partnership Agreements and Operating Agreements, each as may be amended from time to time, of Owner, as applicable (the “Ownership Agreements”) and is familiar with the terms thereof.  Manager shall use reasonable care to avoid any act or omission that, in the performance of its duties hereunder, shall in any way conflict with the terms of Ownership Agreements.

(k)           Signs.  Manager shall place and remove, or cause to be placed and removed, such signs upon the Properties as Manager deems appropriate, subject, however, to the terms and conditions of the Leases and to any applicable ordinances and regulations.

2.5          Approval of Leases, Contracts, Etc.  In fulfilling its duties to Owner, Manager may and hereby is authorized to enter into any leases, contracts or agreements on behalf of Owner in the ordinary course of the management, operation, maintenance and leasing of the Property.

2.6          Accounting, Records and Reports.

(a)           Records.  Manager shall maintain all office records and books of account and shall record therein, and keep copies of, each invoice received from services, work and supplies ordered in connection with the maintenance and operation of the Properties.  Such records shall be maintained on a double entry basis.  Owner and persons designated by Owner shall at all reasonable time have access to and the right to audit and make independent examinations of such records, books and accounts and all vouchers, files and all other material pertaining to the Properties and this Management Agreement, all of which Manager agrees to keep safe, available and separate from any records not pertaining to the Properties, at a place recommended by Manager and approved by Owner.

(b)           Monthly Reports.  On or before the 15th day after the end of each month during the term of this Management Agreement, Manager shall prepare and submit to Owner the following reports and statements:

(i)                                     rental collection record;

(ii)                                  monthly operating statement;

(iii)                               copy of cash disbursements ledger entries for such period, if requested;

(iv)                              copy of cash receipts ledger entries for such period, if requested;

(v)                                 the original copies of all contracts entered into by Manager on behalf of Owner during such period, if requested; and

(vi)                              copy of ledger entries for such period relating to security deposits maintained by Manager, if requested.

(c)           Budgets and Leasing Plans.  Not later than November 15 of each calendar year, Manager shall prepare and submit to Owner for its approval an operating budget and a marketing and leasing plan on each Property for the calendar year immediately following such submission.  In connection with any acquisition of a Property by Owner, Manager shall prepare a budget and marketing and leasing plan for the remainder of the calendar year.  The budget and marketing and leasing plan shall be in the form of the budget and plan approved by Owner prior to the date thereof.  As often as reasonably necessary during the period covered by any such budget, Manager may submit to Owner for its approval an updated budget or plan incorporating such changes as shall be necessary to reflect cost over-runs and the like during such period.  If Owner does not disapprove any such budget within 30 days after receipt thereof by Owner, such budget shall be deemed approved.  If Owner shall disapprove any such budget or plan, it shall so notify Manager within said 30-day period and explain the reasons therefor.  If Owner disapproves of any budget or plan, Manager shall submit a revised budget or plan, as applicable, within 10 (ten) days of receipt of the notice of disapproval, and Owner shall have 10 (ten) days to provide notice to Manager if it disapproves of any such revised budget or plan.  Manager will not incur any costs other than those estimated in any budget except for:

(i)                                     tenant improvements and real estate commissions required under a Lease;

(ii)                                  maintenance or repair costs under $5,000 per Property;

(iii)                               costs incurred in emergency situations in which action is immediately necessary for the preservation or safety of the Property, or for the safety of occupants or other persons (or to avoid the suspension of any necessary service of the Property);

(iv)                              expenditures for real estate taxes and assessment; and

(v)                                 maintenance supplies calling for an aggregate purchase price less than $25,000 per annum for all Properties.

Budgets prepared by Manager shall be for planning and informational purposes only, and Manager shall have no liability to Owner for any failure to meet any such budget.  However, Manager will use its best efforts to operate within the approved budget.

(d)           Legal Requirements.  Manager shall execute and file when due all forms, reports, and returns required by law relating to the employment of its personnel.  Manager shall be responsible for notifying Owner in the event it receives notice that any Improvement on a Property or any equipment therein does not comply with the requirements of any statute, ordinance, law or regulation of any governmental body or of any public authority or official thereof having or claiming to have jurisdiction thereover.  Manager shall promptly forward to Owner any complaints, warnings, notices or summonses received by it relating to such matters.  Owner represents that to the best of its knowledge each of its Properties and any equipment thereon will upon acquisition by Owner comply with all such requirements.  Owner authorizes Manager to disclose the ownership of the Property by Owner to any such officials.  Owner agrees to indemnify, protect, defend, save and hold Manager and its stockholders, officers, directors, employees, managers, successors and assigns (collectively, the “Indemnified Parties”) harmless of and from any and all Losses (as defined in Section 3.5(a) hereof) that may be imposed on them or any or all of them by reason of the failure of Owner to correct any present or future violation or alleged violation of any and all present or future laws, ordinances, statutes, or regulations of any public authority or official thereof, having or claiming to have jurisdiction thereover, of which it has actual notice.

2.7          Guaranty of Deposits.  Should Owner acquire real property from Behringer Development Company LP, a Texas limited partnership (“Behringer Development”), Manager hereby guarantees the full, prompt and unconditional refund of any earnest money deposit paid by Owner to Behringer Development should Owner be entitled to such refund as a result of (i) the failure of Behringer Development to develop the property, (ii) the failure of all or a specified portion of the pre-leased tenants to take possession under their leases for any reason, or (iii) the inability of Owner to pay the full purchase price at closing.

ARTICLE III

AUTHORITY GRANTED TO MANAGER AND CERTAIN OWNER OBLIGATIONS

3.1          Authority As To Tenants, Etc.  Owner agrees and does hereby give Manager the following exclusive authority and powers (all of which shall be exercised either in the name of Manager, as Manager for Owner, or in the name or Owner entered into by Manager as Owner’s authorized agent, and Owner shall assume all expenses in connection with such matters):

(a)           to advertise each Property or any part thereof and to display signs thereon, as permitted by law;

(b)           to lease the Properties to tenants;

(c)           to pay all expenses of leasing such Property, including but not limited to, newspaper and other advertising, signage, banners, brochures, referral commissions, leasing commissions, finder’s fees and salaries, bonuses and other compensation of leasing personnel responsible for the leasing of the Property;

(d)           to cause references of prospective tenants to be investigated, it being understood and agreed by the parties hereto that Manager does not guarantee the creditworthiness or collectability of accounts receivable from tenants, users or lessees; and to negotiate new Leases and renewals and cancellations of existing Leases that shall be subject to Manager obtaining Owner’s approval;

(e)           to collect from tenants all or any of the following: a late rent administrative charge, a non-negotiable check charge, credit report fee, a subleasing administrative charge and/or broker’s commission; and Manager need not account for such charges and/or commission to Owner;

(f)            to terminate tenancies and to sign and serve in the name of Owner of each Property such notices as are deemed necessary by Manager;

(i)                                     to institute and prosecute actions to evict tenants and to recover possession of the Property or portions thereof;

(ii)                                  with Owner’s authorization, to sue for and in the name of Owner and recover rent and other sums due; and to settle, compromise, and release such actions or suits, or reinstate such tenancies.  All expenses of litigation including, but not limited to, attorneys’ fees, filing fees, and court costs that Manager shall incur in connection with the collecting of rent and other sums, or to recover possession of any Property or any portion thereof, shall be deemed to be an operational expense of the Property.  Manager and Owner shall concur on the selection of the attorneys to handle such litigation.

3.2          Operational Authority.  Owner agrees and does hereby give Manager the following exclusive authority and powers (all of which shall be exercised either in the name of Manager, as Manager for Owner, or in the name or Owner entered into by Manager as Owner’s authorized agent, and Owner shall assume all expenses in connection with such matters):

(a)           to hire, supervise, discharge, and pay all labor required for the operation and maintenance of each Property including but not limited to on-site personnel, managers, assistant managers, leasing consultants, engineers, janitors, maintenance supervisors and other employees required for the operation and maintenance of the Property, including personnel spending a portion of their working hours (to be charged on a pro rata basis) at the Property.  All expenses of such employment shall be deemed operational expenses of the Property.

(b)           to make or cause to be made all ordinary repairs and replacements necessary to preserve each Property in its present condition and for the operating efficiency thereof and all alterations required to comply with lease requirements, and to decorate the Property;

(c)           to negotiate and enter into, as Manager of the Property, contracts for all items on budgets that have been approved by Owner, any emergency services or repairs for items not exceeding $5,000, appropriate service agreements and labor agreements for normal operation of the Property, which have terms not to exceed three years, and agreements for all budgeted maintenance, minor alterations, and utility services, including, but not limited to, electricity, gas, fuel, water, telephone, window washing, scavenger service, landscaping, snow removal, pest exterminating, decorating and legal services in connection with the Leases and service agreements relating to the Property, and other services or such of them as Manager may consider appropriate; and

(d)           to purchase supplies and pay all bills.

Manager shall use its best efforts to obtain the foregoing services and utilities for the Property under terms that are as cost-effective and otherwise favorable to Manager as possible for the quality of services and utilities required.  Owner hereby appoints Manager as Owner’s authorized Manager for the purpose of executing, as Manager for said Owner, all such contracts.  In addition, Owner agrees to specifically assume in writing all obligations under all such contracts so entered into by Manager, on behalf of Owner of the Property, upon the termination of this Agreement, and Owner shall indemnify, protect, save, defend and hold Manager and the other Indemnified Parties harmless from and against any and all Losses resulting from, arising out of or in any way related to such contracts and that relate to or concern matters occurring after termination of this Agreement, but excluding matters arising out of Manager’s willful misconduct, gross negligence and/or unlawful acts.  Manager shall secure the approval of, and execution of appropriate contracts by, Owner for any non-budgeted and non-emergency/contingency capital items, alterations or other expenditures in excess of $5,000 for any one item, securing for each item at least three written bids, if practicable, or providing evidence satisfactory to Owner that the contract amount is lower than industry standard pricing, from responsible contractors.  Manager shall have the right from time to time during the term hereof, to contract with and make purchases from Affiliates of Manager, provided that contract rates and prices are competitive with other available sources.  Manager may at any time and from time to time request and receive the prior written authorization of Owner of the Property of any one or more purchases or other expenditures, notwithstanding that Manager may otherwise be authorized hereunder to make such purchases or expenditures.

3.3                               Rent and Other Collections.  Owner agrees and does hereby give Manager the exclusive authority and powers (all of which shall be exercised either in the name of Manager, as Manager for Owner, or in the name or Owner entered into by Manager as Owner’s authorized agent, and Owner shall assume all expenses in connection with such matters) to collect rents and/or assessments and other items, including but not limited to tenant payments for real estate taxes, property liability and other insurance, damages and repairs, common area maintenance, tax reduction fees and all other tenant reimbursements, administrative charges, proceeds of rental interruption insurance, parking fees, income from coin operated machines and other miscellaneous income, due or to become due and give receipts therefor and to deposit all such Gross Revenue collected hereunder in the Account.  Manager may endorse any and all checks received in connection with the operation of any Property and drawn to the order of Owner, and Owner shall, upon request, furnish Manager’s depository with an appropriate authorization for Manager to make such endorsement.  Manager shall also have the exclusive authority to collect and handle tenants’ security deposits, including the right to apply such security deposits to unpaid rent, and to comply, on behalf of Owner of the Property, with applicable state or local laws concerning security deposits and interest thereon, if any.  Manager shall not be required to advance any monies for the care or management of any Property.  Owner agrees to advance all monies necessary therefor.  If Manager shall elect to advance any money in connection with a Property, Owner agrees to reimburse Manager forthwith and hereby authorizes Manager to deduct such advances from any monies due Owner.  In connection with any insured losses or damages relating to any Property, Manager shall have the exclusive authority to handle all steps necessary regarding any such claim; provided that Manager will not make any adjustments or settlements in excess of $10,000 without Owner’s prior written consent.

3.4                               Payment of Expenses.  Owner agrees and does hereby give Manager the exclusive authority and power (all of which shall be exercised either in the name of Manager, as Manager for Owner, or in the name or Owner entered into by Manager as Owner’s authorized agent, and Owner shall assume all expenses in connection with such matters) to pay all expenses of the Property from the Gross Revenue collected in accordance with Section 3.3 above, from the Account.  It is understood that the Gross Revenue will be used first to pay the compensation to Manager as contained in Article 5 below, then operational expenses and then any mortgage indebtedness, including real estate tax and insurance impounds, but only as directed by Owner in writing and only if sufficient Gross Revenue is available for such payments.  Nothing in this Agreement shall be interpreted in such a manner as to obligate Manager to pay from Gross Revenue, any expenses incurred by Owner prior to the commencement of this Agreement, except to the extent Owner advances additional funds to pay such expenses.

3.5                               Certain Owner Indemnification Obligations.

(a)                                 On Termination.  In the event this Agreement is terminated for any reason prior to the expiration of its original term or any renewal term, Owner shall indemnify, protect, defend, save and hold Manager and all of the other Indemnified Parties harmless from and against any and all claims, causes of action, demands, suits, proceedings, loss, judgments, damage, awards, liens, fines, costs, attorney’s fees and expenses, of every kind and nature whatsoever (collectively, “Losses”), that may be imposed on or incurred by Manager by reason of the willful misconduct, gross negligence and/or unlawful acts (such unlawfulness having been adjudicated by a court of proper jurisdiction) of Owner.

(b)                                 Property Damage, Etc.  Owner agrees to indemnify, defend, protect, save and hold Manager and all of the other Indemnified Parties harmless from any and all Losses in connection with or in any way related to the Property and from liability for damage to the Property and injuries to or death of any person whomsoever, and damage to property; provided, however, that such indemnification shall not extend to any such Losses arising out of the willful misconduct, gross negligence and/or unlawful acts (such unlawfulness having been adjudicated by a court of proper jurisdiction) of Manager or any of the other Indemnified Parties.  Manager shall not be liable for any error of judgment or for any mistake of fact or law, or for anything that it may do or refrain from doing, except in cases of willful misconduct, gross negligence and/or unlawful acts (such unlawfulness having been adjudicated by a court of proper jurisdiction).

3.6                               Environmental Matters.  Owner hereby warrants and represents to Manager that to the best of Owner’s knowledge, no Property, upon acquisition by Owner, nor any part thereof, will be used to treat, deposit, store, dispose of or place any hazardous substance that may subject Manager to liability or claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C.A. Section 9607) or any constitutional provision, statute, ordinance, law, or regulation of any governmental body or of any order or ruling of any public authority or official thereof, having or claiming to have jurisdiction thereover.  Furthermore, Owner agrees to indemnify, protect, defend, save and hold Manager and all of the other Indemnified Parties from any and all Losses involving, concerning or in any way related to any past, current or future allegations regarding treatment, depositing, storage, disposal or placement by any party other than Manager of hazardous substances on the Property.

3.7                               Legal Status of Properties.  Owner represents that to the best of its knowledge each Property and any equipment thereon, when acquired by Owner, will comply with all legal requirements and authorizes Manager to disclose the identity of the Owner of the Property to any such officials and agrees to indemnify, protect, defend, save and hold Manager and the other Indemnified Parties harmless of and from any and all Losses that may be imposed on them or any of them by reason of the failure of Owner to correct any present or future violation or alleged violation of any and all present or future laws, ordinances, statutes, or regulations of any public authority or official thereof, having or claiming to have jurisdiction thereover, of which it has actual notice.  In the event it is alleged or charged that any Improvement or any equipment on a Property or any act or failure to act by Owner with respect to the Property or the sale, rental, or other disposition thereof fails to comply with, or is in violation of, any of the requirements of any constitutional provision, statute, ordinance, law, or regulation of any governmental body or any order or ruling of any public authority or official thereof having or claiming to have jurisdiction thereover, and Manager, in its sole and absolute discretion, considers that the action or position of Owner, with respect thereto may result in damage or liability to Manager, Manager shall have the right to cancel this Agreement at any time by written notice to Owner of its election so to do, which cancellation shall be effective upon the service of such notice.  Such cancellation shall not release the indemnities of Owner set forth in this Agreement and shall not terminate any liability or obligation of Owner to Manager for any payment, reimbursement, or other sum of money then due and payable to Manager hereunder.

3.8                               Extraordinary Payments.  Owner agrees to give adequate advance written notice to Manager if Owner desires that Manager make any extraordinary payment, out of Gross Revenue, to the extent funds are available after the payment of Manager’s compensation as provided for herein and all operational expenses, of mortgage indebtedness, general taxes, special assessments, or fire, boiler or any other insurance premiums.

ARTICLE IV

EXPENSES

4.1                               Owner’s Expenses.  Except as otherwise specifically provided, all costs and expenses incurred hereunder by Manager in fulfilling its duties to Owner shall be for the account of and on behalf of Owner.  Such costs and expenses shall include the wages and salaries and other employee-related expenses of all on-site and off-site employees of Manager who are engaged in the operation, management, maintenance and leasing or access control of the Properties, including taxes, insurance and benefits relating to such employees, and legal, travel and other out-of-pocket expenses that are directly related to the management of specific Properties.  All costs and expenses for which Owner is responsible under this Management Agreement shall be paid by Manager out of the Account.  In the event the Account does not contain sufficient funds to pay all said expenses, Owner shall fund all sums necessary to meet such additional costs and expenses.

4.2                               Manager’s Expenses.  Manager shall, out of its own funds, pay all of its general overhead and administrative expenses.

ARTICLE V

MANAGER’S COMPENSATION

5.1                               Management Fees.  Owner shall pay Manager property management and leasing fees in an amount equal to four and one-half percent (4.5%) of Gross Revenues (the “Management Fee”) on a monthly basis from the rental income received from the Properties over the term of this Management Agreement.  Certain of these Properties may be owned by Joint Ventures.  When Manager is not paid by the Joint Venture directly in respect of its services, the compensation to be paid by the Owner to Manager will be calculated by multiplying the Management Fee by the Economic Interest Percentage owned directly or indirectly by the Owner in that Property.  In the event that Owner, on or after January 1, 2008, contracts directly with a third-party property manager not affiliated with Manager in respect of a Property for which the Owner, in its sole discretion, has the ability to appoint or hire Manager as property manager, Owner shall pay Manager an oversight fee (“Oversight Fee”) equal to one-half of one percent (0.50%) of Gross Revenues of such Property to compensate Manager for transition services to coordinate and align the systems and policies of the third-party property manager with those of Manager.  In no event will Owner pay both a Management Fee and an Oversight Fee to Manager with respect to any Property.  If Manager subcontracts its responsibilities hereunder to another person or entity, Manager shall be solely responsible for the payment to the third party.  Manager’s compensation under this Section 5.1 shall apply to all renewals, extensions or expansions of Leases that Manager has originally negotiated.  In the event Manager assists with planning and coordinating the construction of any tenant-paid finish-out or improvements, Manager shall be entitled to receive from any such tenant an amount equal to not greater than five percent (5.0%) of the cost of such tenant improvements.  The Management Fee includes the reimbursement of the specified cost incurred by Manger of engaging another person or entity to perform Manager’s responsibilities hereunder; provided, however, that Manager shall be responsible for payment of all amounts to these third parties.  Nothing herein shall prevent Manager from entering fee-splitting arrangements with third parties with respect to the Management Fee.

5.2                               Leasing Fees.  In addition to the compensation paid to Manager under Section 5.1 above, Manager shall be entitled to receive a separate fee for the Leases of new tenants and renewals of Leases with existing tenants in an amount not to exceed the fee customarily charged in arm’s length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area.

5.3                               Audit Adjustment.  If any audit of the records, books or accounts relating to the Properties discloses an overpayment or underpayment of Management Fees, Owner or Manager shall promptly pay to the other party the amount of such overpayment or underpayment, as the case may be.  If such audit discloses an overpayment of Management Fees for any fiscal year of more than the correct Management Fees for such fiscal year, Manager shall bear the cost of such audit.

ARTICLE VI

INSURANCE AND INDEMNIFICATION

6.1                               Insurance to be Carried.

(a)                                 Manager shall obtain and keep in full force and effect insurance on the Properties against such hazards as Owner and Manager shall deem appropriate, but in any event insurance sufficient to comply with the Leases and Ownership Agreements shall be maintained. All liability policies shall provide sufficient insurance satisfactory to both Owner and Manager and shall contain waivers of subrogation for the benefit of Manager.

(b)                                 Manager shall obtain and keep in full force and effect, in accordance with the laws of the state in which each Property is located, employer’s liability insurance applicable to and covering all employees of Manager at the Properties and all persons engaged in the performance of any work required hereunder, and Manager shall furnish Owner certificates of insurers naming Owner as a co-insured and evidencing that such insurance is in effect.  If any work under this Management Agreement is subcontracted as permitted herein, Manager shall include in each subcontract a provision that the subcontractor shall also furnish Owner with such a certificate.

6.2                               Insurance Expenses.  Premiums and other expenses of such insurance, as well as any applicable payments in respect of deductibles shall be borne by Owner.

6.3                               Cooperation with Insurers.  Manager shall cooperate with and provide reasonable access to the Properties to representatives of insurance companies and insurance brokers or agents with respect to insurance that is in effect or for which application has been made.  Manager shall use its best efforts to comply with all requirements of insurers.

6.4                               Accidents and Claims.  Manager shall promptly investigate and shall report in detail to Owner all accidents, claims for damage relating to Ownership, operation or maintenance of the Properties, and any damage or destruction to the Properties and the estimated costs of repair thereof, and shall prepare for approval by Owner all reports required by an insurance company in connection with any such accident, claim, damage, or destruction.  Such reports shall be given to Owner promptly, and any report not so given within 10 (ten) days after the occurrence of any such accident, claim, damage or destruction shall be noted in the monthly operating statement delivered to Owner pursuant to Section 2.5(b).  Manager is authorized to settle any claim against an insurance company arising out of any policy and, in connection with such claim, to execute proofs of loss and adjustments of loss and to collect and receipt for loss proceeds.

6.5                               Indemnification.  Manager shall hold Owner harmless from and indemnify and defend Owner against any and all claims or liability for any injury or damage to any person or property whatsoever for which Manager is responsible occurring in, on, or about the Properties, including, without limitation, the Improvements when such injury or damage shall be caused by the negligence of Manager, its agents, servants, or employees, except to the extent that Owner recovers insurance proceeds with respect to such matter.  Owner will indemnify and hold Manager harmless against all liability for injury to persons and damage to property caused by Owner’s negligence and which did not result from the negligence of misconduct of Manager, except to the extent Manager recovers insurance proceeds with respect to such matter.  Notwithstanding the foregoing, if the person seeking indemnification under this Section 6.5 is an Affiliate, such person’s right to indemnification is subject to any limitations imposed under the Company’s Articles of Incorporation or any amendments thereto.

ARTICLE VII

TERM AND TERMINATION

7.1                               Term.  This Agreement shall commence on the date first above written and shall continue until December 29, 2020 and thereafter for successive seven (7) year renewal periods, unless on or before 30 days prior to the date last above mentioned or on or before 30 days prior to the expiration of any such renewal period, Manager shall notify Owner in writing that it elects to terminate this Agreement, in which case this Agreement shall be thereby terminated on said last mentioned date.  In addition, and notwithstanding the foregoing, Owner may terminate this Agreement at any time upon delivery of written notice to Manager not less than thirty (30) days prior to the effective date of termination, in the event of (and only in the event of) a showing by Owner of willful misconduct, gross negligence, or deliberate malfeasance by Manager in the performance of Manager’s duties hereunder.  In addition, either party may terminate this Agreement immediately upon the occurrence of any of the following:

(a)                                 A decree or order is rendered by a court having jurisdiction (i) adjudging Manager as bankrupt or insolvent, or (ii) approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief for Manager under the federal bankruptcy laws or any similar applicable law or practice, or (iii) appointing a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of Manager or a substantial part of the property of Manager, or for the winding up or liquidation of its affairs, or

(b)                                 Manager (i) institutes proceedings to be adjudicated a voluntary bankrupt or an insolvent, (ii) consents to the filing of a bankruptcy proceeding against it, (iii) files a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or relief under any similar applicable law or practice, (iv) consents to the filing of any such petition, or to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency for it or for a substantial part of its property, (v) makes an assignment for the benefit of creditors, (vi) is unable to or admits in writing its inability to pay its debts generally as they become due unless such inability shall be the fault of the other party, or (iv) takes corporate or other action in furtherance of any of the aforesaid purposes.

7.2                               Manager’s Obligations Upon Termination.  Upon the termination of this Management Agreement, Manager shall have the following duties:

(a)                                 Manager shall deliver to Owner or its designee, all books and records with respect to the Properties.

(b)                                 Manager shall transfer and assign to Owner, or its designee, all service contracts and personal property relating to or used in the operation and maintenance of the Properties, except personal property paid for and owned by Manager.  Manager shall also, for a period of sixty (60) days immediately following the date of such termination, make itself available to consult with and advise Owner, or its designee, regarding the operation, maintenance and leasing of the Properties.

(c)                                  Manager shall render to Owner an accounting of all funds of Owner in its possession and shall deliver to Owner a statement of all Management Fees claimed to be due to Manager and shall cause funds of Owner held by Manager relating to the Properties to be paid to Owner or its designee.

7.3                               Owner’s Obligations Upon Termination.  Owner shall pay or reimburse Manager for any sums of money due it under this Agreement for services and expenses prior to termination of this Agreement.  All provisions of this Agreement that require Owner to have insured, or to protect, defend, save, hold and indemnify or to reimburse Manager shall survive any expiration or termination of this Agreement and, if Manager is or becomes involved in any claim, proceeding or litigation by reason of having been Manager of Owner, such provisions shall apply as if this Agreement were still in effect.

The parties understand and agree that Manager may withhold funds for sixty (60) days after the end of the month in which this Agreement is terminated to pay bills previously incurred but not yet invoiced and to close accounts. Should the funds withheld be insufficient to meet the obligation of Manager to pay bills previously incurred, Owner will, upon demand, advance sufficient funds to Manager to ensure fulfillment of Manager’s obligation to do so, within ten (10) days of receipt of notice and an itemization of such unpaid bills.

ARTICLE VIII

MISCELLANEOUS

8.1                               Notices.  All notices, approvals, consents and other communications hereunder shall be in writing, and, except when receipt is required to start the running of a period of time, shall be deemed given when delivered in person or on the fifth day after its mailing by either party by registered or certified United States mail, postage prepaid and return receipt requested, to the other party, at the addresses set forth after their respect name below or at such different addresses as either party shall have theretofore advised the other party in writing in accordance with this Section 8.1.

Owner:	Behringer Harvard Opportunity OP I, LP
c/o Behringer Harvard Opportunity REIT I, Inc.
15601 Dallas Parkway
Suite 600
Addison, Texas 75001
Attention: General Counsel

With copies to:	Steven J. Kaplan
Non-Executive Chairman of the Board of Directors
5910 Stoneshire Court
Dallas, Texas 75252

Robert H. Bergdolt, Esq.
DLA Piper LLP
4141 Parklake Avenue
Suite 300
Raleigh, North Carolina 27612-2350

Manager:	Behringer Harvard Opportunity Management Services, LLC
15601 Dallas Parkway
Suite 600
Addison, Texas 75001
Attention: Chief Legal Officer

8.2                               Governing Law; Venue.  This Management Agreement shall be governed by and construed in accordance with the laws of the State of Texas, and any action brought to enforce the agreements made hereunder or any action which arises out of the relationship created hereunder shall be brought exclusively in Dallas County, Texas.

8.3                               Assignment.  Manager may delegate partially or in full its duties and rights under this Management Agreement but only with the prior written consent of Owner.  Owner acknowledges and agrees that any or all of the duties of Manager as contained herein may be delegated by Manager and performed by a person or entity (“Submanager”) with whom Manager contracts for the purpose of performing such duties.  Owner specifically grants Manager the authority to enter into such a contract with a Submanager; provided that, unless Owner otherwise agrees in writing with such Submanager, Owner shall have no liability or responsibility to any such Submanager for the payment of the Submanager’s fee or for reimbursement to the Submanager of its expenses or to indemnify the Submanager in any manner for any matter; and provided further that Manager shall require such Submanager to agree, in the written agreement setting forth the duties and obligations of such Submanager, to indemnify Owner for all Losses incurred by Owner as a result of the willful misconduct or gross negligence of the Submanager, except that such indemnity shall not be required to the extent that Owner recovers issuance proceeds with respect to such matter.  Any contract entered into between Manager and a Submanager pursuant to this Section 8.3 shall be consistent with the provisions of this Agreement, except to the extent Owner otherwise specifically agrees in writing.  This Management Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

8.4                               Third-Party Leasing Services.  Manager acknowledges that from time to time Owner may determine that it is in the best interests of Owner to retain a third party to provide certain leasing services with respect to certain Properties and to compensate such third party for such leasing services.  Upon the prior written consent of Manager, Owner shall have the authority to enter into such a contract for leasing services with a third party (a “Third-Party Leasing Agreement”); provided that Manager shall have no liability or responsibility to Owner for any of the duties and obligations undertaken by such party, and Owner agrees to indemnify Manager for all Losses incurred by Manager as a result of acts of such third party pursuant to the Third-Party Leasing Agreement.  To the extent that leasing services are specifically required to be performed by a third party pursuant to such Third-Party Leasing Agreement, Manager shall have no obligation to perform such leasing services and Owner shall have no obligation to Manager for leasing fees pursuant to Section 5.2 hereof.

8.5                               Third-Party Management Services.  Manager acknowledges that from time to time Owner may acquire interests in Properties in which Owner does not control the determination of the party that is engaged to provide property management and other services to be provided by Manager with respect to all Properties acquired by Owner hereunder.  Upon the prior written consent of Manager, Owner shall have the authority to acquire such non-controlling interests in Properties for which a third party provides some or all of the services otherwise required to be performed by Manager hereunder (a “Third-Party Management Agreement”); provided that Manager shall have no liability or responsibility to Owner for any of the duties and obligations undertaken by such third party, and Owner agrees to indemnify Manager for all Losses incurred by Manager as a result of the acts of such third party pursuant to the Third-Party Management Agreement.  To the extent that property management and other services are specifically required to be performed by a third party pursuant to such Third-Party Management Agreement, Manager shall have no obligation to perform such services and Owner shall have no obligation to Manager for compensation for such services pursuant to Article V hereof.

8.6                               No Waiver.  The failure of Owner to seek redress for violation or to insist upon the strict performance of any covenant or condition of this Management Agreement shall not constitute a waiver thereof for the future.

8.7                               Amendments.  This Management Agreement may be amended only by an instrument in writing signed by the party against whom enforcement of the amendment is sought.

8.8                               Headings.  The headings of the various subdivisions of this Management Agreement are for reference only and shall not define or limit any of the terms or provisions hereof.

8.9                               Counterparts.  This Management Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Management Agreement to produce or account for more than one such counterpart.

8.10                        Entire Agreement.  This Management Agreement contains the entire understanding and all agreements between Owner and Manager respecting the management of the Properties.  There are no representations, agreements, arrangements or understandings, oral or written, between Owner and Manager relating to the management of the Properties that are not fully expressed herein.

8.11                        Disputes.  If there shall be a dispute between Owner and Manager relating to this Management Agreement resulting in litigation, the prevailing party in such litigation shall be entitled to recover from the other party to such litigation such amount as the court shall fix as reasonable attorneys’ fees.

8.12                        Activities of Manager.  The obligations of Manager pursuant to the terms and provisions of this Management Agreement shall not be construed to preclude Manager from engaging in other activities or business ventures, whether or not such other activities or ventures are in competition with Owner or the business of Owner.

8.13                        Independent Contractor.  Manager and Owner shall not be construed as joint venturers or partners of each other pursuant to this Management Agreement, and neither shall have the power to bind or obligate the other except as set forth herein.  In all respects, the status of Manger to Owner under this Agreement is that of an independent contractor.

8.14                        No Third-Party Rights.  Nothing expressed or referred to in this Management Agreement will be construed to give any Person other than the parties to this Management Agreement any legal or equitable right, remedy or claim under or with respect to this Management Agreement or any provision of this Management Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to Section 8.3.

8.15                        Ownership of Proprietary Property.  The Manager retains ownership of and reserves all Intellectual Property Rights in the Proprietary Property.  To the extent that Owner has or obtains any claim to any right, title or interest in the Proprietary Property, including without limitation in any suggestions, enhancements or contributions that Owner may provide regarding the Proprietary Property, Owner hereby assigns and transfers exclusively to the Manager all right, title and interest, including without limitation all Intellectual Property Rights, free and clear of any liens, encumbrances or licenses in favor of Owner or any other party, in and to the Proprietary Property.  In addition, at the Manager’s expense, Owner will perform any acts that may be deemed desirable by the Manager to evidence more fully the transfer of ownership of right, title and interest in the Proprietary Property to the Manager, including but not limited to the execution of any instruments or documents now or hereafter requested by the Manager to perfect, defend or confirm the assignment described herein, in a form determined by the Manager.

8.16                        Non-Solicitation.  During the period commencing on the date on which this Agreement is entered into and ending one year following the termination of this Agreement, the Company shall not, without Manager’s prior written consent, directly or indirectly, (i) solicit or encourage any person to leave the employment or other service of Manager or its affiliates or (ii) hire, on behalf of BH OPPORTUNITY REIT, BH OP or any other person or entity, any person who has left the employment within the one year period following the termination of that person’s employment with Manager or its affiliates.  During the period commencing on the date hereof through and ending one year following the termination of this Agreement, neither BH OPPORTUNITY REIT nor BH OP shall, whether for its own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the relationship of Manager or its affiliates with, or endeavor to entice away from Manager or its affiliates, any person who during the term of the Agreement is, or during the preceding one-year period was, a customer of Manager its affiliates.  Notwithstanding the foregoing, the obligations of BH OPPORTUNITY REIT and BH OP under this section shall be waived and shall not apply in the following circumstances:

(a)                                 (i) Manager files for a voluntary petition under Title 11 of the United States Code, 11 U.S.C. §101, et seq., as amended from time to time, or any successor statute or statutes (the “Bankruptcy Code”) Code or any other Federal or state bankruptcy, receivership or insolvency law; or (ii) an involuntary petition is filed against Manager under the Bankruptcy Code or any other Federal or state bankruptcy, receivership or insolvency law, and such petition or proceeding has not been dismissed or terminated within 60 days of such filing; or

(b)                                 in the event Manager either (i) terminates this Agreement pursuant to Section 7.1 because Manager is no longer in the business of providing property management services or (ii) materially breaches its obligations to provide the services set forth herein, and such material breach continues uncured for 15 business days after the date BH OPPORTUNITY REIT or BH OP has given Manager written notice of such material breach pursuant to Section 8.1 hereof.

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IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Property Management and Leasing Agreement as of the date first above written.

BEHRINGER HARVARD OPPORTUNITY REIT I,
INC.

By:	/s/ Steven J. Kaplan
Steven J. Kaplan
Non-Executive Chairman of the Board of Directors

BEHRINGER HARVARD OPPORTUNITY OP I,
LP

By:	BHO, Inc.,
its general partner

	By:	/s/ Thomas P. Kennedy
Thomas P. Kennedy
President

BEHRINGER HARVARD OPPORTUNITY
MANAGEMENT SERVICES, LLC

By:	Behringer Harvard Opportunity REIT I
Services Holdings, LLC,
its managing member

	By:	Behringer Harvard Holdings, LLC,
its managing member

		By:	/s/ Michael D. Cohen
Michael D. Cohen, President

BEHRINGER HARVARD REAL ESTATE
SERVICES, LLC

By:	Harvard Property Trust, LLC,
its managing member

	By:	/s/ Michael D. Cohen
Michael D. Cohen, President

BEHRINGER HARVARD CORDILLERA, LLC

By:		/s/ Thomas P. Kennedy
Thomas P. Kennedy
President

BEHRINGER HARVARD NORTHPOINT LP

By:		Behringer Harvard Northpoint GP, LLC,
its general partner

	By:	/s/ Thomas P. Kennedy
Thomas P. Kennedy
President

BEHRINGER HARVARD FRISCO SQUARE LP

By:		BP-FS GP, LLC,
its general partner

	By:	/s/ Thomas P. Kennedy
Thomas P. Kennedy
President

CHASE PARK PLAZA HOTEL, LLC

By:		/s/ Thomas P. Kennedy
Thomas P. Kennedy
President

WCW MULTIFAMILY HOLDINGS LLC

By:		/s/ Thomas P. Kennedy
Thomas P. Kennedy
President